EXHIBIT 2.1







                            STOCK PURCHASE AGREEMENT

                          Dated as of December 22, 1998

                                      AMONG

                           MEGATECH ENGINEERING, INC.

                                       AND

                               BECKER GROUP, INC.

                                       AND

                  MSX INTERNATIONAL ENGINEERING SERVICES, INC.

                                TABLE OF CONTENTS


ARTICLE I       Purchase and Sale                                           1

1.1             Purchase and Sale of Shares                                 1
1.2             Purchase Price                                              1
1.3             Closing Balance Sheet                                       2
1.4             Review of Closing Balance Sheet                             2
1.5             Settlement of Adjusted Purchase Price                       2
1.6             Post-Closing Payments Related to Owned Real Property        3


ARTICLE II      Closing Matters                                             4

2.1             The Closing                                                 4
2.2             Resignations                                                4


ARTICLE III     Representations and Warranties of Seller                    5
                --------------- --- ---------- -- ------

3.1             Organization and Authority                                  5
3.2             Authorization of Shares                                     5
3.3             Subsidiaries                                                5
3.4             Corporate Action; No Conflict                               6
3.5             Financial Statements                                        6
3.6             Tax Matters                                                 8
3.7             Real Property                                               8
3.8             Tangible Assets other than Owned Real Property              9
3.9             Contracts                                                   9
3.10            Litigation                                                  10
3.11            Compliance with Law                                         10
3.12            Environmental Matters                                       10
3.13            Intellectual Property                                       11
3.14            Labor and Employment Matters                                12
3.15            Employee Benefit Plans                                      12
3.16            Representation and Warranties as to Subsidiary              13
3.17            Government Approvals of Agreement                           13
3.18            Disclosure and Material Facts                               13


ARTICLE IV      Representations and Warranties of Purchaser                 14
                --------------- --- ---------- -- ---------

4.1             Organization and Authority                                  14
4.2             Corporate Action; No Conflict                               14
4.3             Funding of Purchase Price                                   14
4.4             Acquisition of Shares for Investment                        14
4.5             Governmental Approvals of Agreement                         14

ARTICLE V       Employee Matters                                            15

5.1             Excluded Employees                                          15


ARTICLE VI      Further Covenants and Agreements                            15

6.1             Retention of Records                                        15
6.2             Transition Services and Other Ongoing Support               15
6.3             Further Assurances                                          15
6.4             Right of First Refusal on Additional Real Property          15
6.5             Confidentiality                                             16
6.6             Covenant Not to Compete                                     17
6.7             Preferred Supply of Engineering Services                    19
6.8             Advisory Board                                              19
6.9             Interest in Easi-Meg                                        19
6.10            Cash and Cash Equivalents                                   19
6.11            Certain Intercompany Agreements                             19
6.12            Cooperation of Accountants                                  19
6.13            Bank Accounts                                               19
6.14            Name Change                                                 19
6.15            Preparation of Tax Returns                                  20
6.16            Collection of Accounts Receivable                           20


ARTICLE VII     Survival of Representations and Warranties; Indemnification 20
                -----------------------------------------------------------

                Survival of Representations and Warranties
7.1             Indemnification by Seller                                   20
7.2             Indemnification Procedure                                   21
7.3                                                                         23


ARTICLE VIII    Miscellaneous                                               24

8.1             Broker Compensation                                         24
8.2             Expenses                                                    24
8.3             Binding Agreement                                           24
8.4             Entire Agreement                                            24
8.5             Governing Law                                               24
8.6             No Rights of Third Parties                                  24
8.7             Counterparts                                                25
8.8             Headings; Table of Contents                                 25
8.9             Notices                                                     25
8.10            Dispute Resolution                                          25
8.11            Representation by Counsel; Interpretation                   26
8.12            Knowledge of Seller                                         26

                               INDEX OF SCHEDULES


SCHEDULE 1.5           Reference Balance Sheet Working Capital Calculation

SCHEDULE 3.1(b)        Foreign Qualifications

SCHEDULE 3.3           Subsidiaries

SCHEDULE 3.5(a)        Reference Balance Sheet

SCHEDULE 3.5(c)        Material Adverse Effect

SCHEDULE 3.7(a)        Owned Real Property

SCHEDULE 3.7(b)        Leased Real Property

SCHEDULE 3.7(c)        Prior Properties

SCHEDULE 3.9           Material Contracts

SCHEDULE 3.10          Litigation

SCHEDULE 3.11          Compliance with Law

SCHEDULE 3.12          Environmental Requirements

SCHEDULE 3.13          Intellectual Property

SCHEDULE 3.14(a)       Labor Matters

SCHEDULE 3.14(b)       Key Employees and Employment Contracts

SCHEDULE 3.15(a)       Employee Benefit Plans

SCHEDULE 5.1           Excluded Employees

SCHEDULE 6.11          Intercompany Contracts

SCHEDULE 6.13          Bank Accounts

SCHEDULE 7.2           Specific Items of Indemnification

SCHEDULE 8.12          Knowledge of Seller

                                   DEFINITIONS

The following terms which appear in this Agreement are defined in the following
Sections:

Term                                          Section or Other Location

AAA                                           Section  8.10 (b)
Additional Property                           Section 6.4
Advisory Board                                Section 6.8
Agreement                                     Preamble
Asset Transfer Agreement                      Section 7.2(e)
Bank Accounts                                 Section 6.13
Benefit Plans                                 Section 3.15(a)
Business                                      First Recital
Cash                                          Section 6.10
Chase Prime Rate                              Section 1.5
Closing                                       Section  2.1
Closing Balance Sheet                         Section 1.3
Closing Date                                  Section  2.1
Closing Payment                               Section 1.2 (a)
Code                                          Section 3.15(b)
Competing Business                            Section  6.6 (a)(ii)
Encumbrance                                   Section 3.2
Environmental Requirements                    Section 3.12(a)
ERISA                                         Section 3.15(b)
Exercise Notice                               Section 6.4
Excluded Employees                            Section 5.1
Event 1                                       Section 1.6(a)
Event 2                                       Section 1.6(a)
Financial Statements                          Section 3.5(a)
Firm                                          Section 1.4
Indemnification Deductible                    Section 7.2(c)
Indemnitee                                    Section 7.3(a)
Indemnitor                                    Section 7.3(a)
Intellectual Property                         Section 3.13(a)
Intercompany Contracts                        Section 6.11
JCI                                           Section 6.7
Key Employees                                 Section 3.14(b)
Knowledge of Seller                           Section 8.12
Labor Matters                                 Section 3.14(a)
Leased Real Property                          Section 3.7(b)
Loss                                          Section 7.2(a)
Losses                                        Section 7.2(a)
Material Adverse Effect                       Section 3.5(f)
Material Contracts                            Section 3.9
MegaTech                                      Preamble
MegaTech Information                          Section 6.5(a)
Notice of Claim                               Section 7.3(a)
Owned Real Property                           Section 3.7(a)
Permitted Liens                               Section 3.7(a)
Permitted Owned Real Property Exceptions      Section 3.7(a)
Prior Properties                              Section 3.7(c)
Purchase Offer                                Section 6.4
Purchase Price                                Section 1.2
Purchaser                                     Preamble
Real Property Leases                          Section 3.7(b)
Reference Balance Sheet                       Section 3.5(a)
Related Documents                             Section  3.1 (a)
Remediation Effort                            Section 7.2(d)
Representatives                               Section 8.10(a)
Restricted Period                             Section 6.6(a)
Seller                                        Preamble
Seller Information                            Section  6.5 (b)
Shares                                        Second Recital
Specific Items of Indemnification             Section 7.2(c)
Subject Period                                Section 1.6(a)
Subsidiaries                                  Section 3.3
Tax                                           Section  3.6 (b)
Taxes                                         Section  3.6 (b)
Working Capital                               Section 1.5

27


                            STOCK PURCHASE AGREEMENT


            STOCK PURCHASE AGREEMENT, dated as of December 22, 1998 ("Agreement"), by and among BECKER GROUP, INC., a Michigan corporation, having a principal place of business at 49200 Halyard Drive, Plymouth, Michigan 48170 ("Seller"), MEGATECH ENGINEERING, INC., a Michigan corporation, having a principal place of business at 49200 Halyard Drive, Plymouth, Michigan 48170 ("MegaTech"), and MSX INTERNATIONAL ENGINEERING SERVICES, INC., a Delaware corporation, having a principal place of business at 275 Rex Boulevard, Auburn Hills, Michigan 48326 ("Purchaser").

            WHEREAS, Seller, through its wholly owned subsidiary, MegaTech, is engaged in the business of contract engineering and design for the automotive industry in North America and the manufacture and sale of automotive interior prototype parts and production fixtures (the "Business"); and

            WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, one-hundred percent (100%) of the outstanding shares of MegaTech (the "Shares") in order for Purchaser to acquire and operate the Business.

            In consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I
                               Purchase and Sale

            1.1 Purchase and Sale of Shares: On the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby sells, transfers and delivers to Purchaser, and Purchaser hereby purchases from Seller, the Shares.

            1.2 Purchase Price: Subject to the possible adjustments set forth in this Article I, the purchase price payable by Purchaser to Seller for the Shares shall be Thirty Million Dollars ($30,000,000) (the "Purchase Price"). The Purchase Price shall be payable as follows:

                      (a) Fifteen Million Dollars ($15,000,000) shall be paid by Purchaser at Closing in accordance with Section 2.1(a)(i) hereof (the "Closing Payment"); and

                      (b) Fifteen Million Dollars ($15,000,000) shall be paid by Purchaser on the earlier of (i) the completion of a sale-leaseback or third party financing of MegaTech's Owned Real Property, on terms and conditions acceptable to Purchaser, or (ii) June 30, 1999.

            1.3 Closing Balance Sheet: Within ninety (90) calendar days after the Closing Date, Seller and Purchaser shall jointly prepare an unaudited balance sheet (the "Closing Balance Sheet") of the Business as at the close of business on December 26, 1998 or as at such other date as the parties shall mutually agree. Nothwithstanding the foregoing ninety (90) calendar day time limit, Purchaser and Seller shall use their best efforts to prepare the Closing Balance Sheet as soon after the Closing Date as possible. The Closing Balance Sheet shall be prepared on a basis consistent with the Reference Balance Sheet, using the Seller's Accounting Principles.

            1.4 Review of Closing Balance Sheet: In the event that, within ninety (90) calendar days of the Closing, the parties are unable to agree on the Closing Balance Sheet, they shall each submit (a) the items with respect to which they disagree and (b) the amount each proposes with respect to each item, to Deloitte & Touche L.L.P., certified public accountants, or if such firm is unable or unwilling to serve, to another "Big Five" accounting firm selected by the firm declining to serve; provided such selected firm is not the regular independent auditor of Seller or Purchaser (the "Firm"). The Firm shall be asked to determine only the amount of the disputed items in accordance with Seller's Accounting Principles and on a basis consistent with the Reference Balance Sheet and report to Seller and Purchaser upon such remaining disputed items within thirty (30) days after such referral. The decision of the Firm shall be final, conclusive and binding on the parties hereto. The fees and expenses of the Firm shall be shared by the parties.

            1.5 Settlement of Adjusted Purchase Price: Within ten (10) days after the final determination of the Closing Balance Sheet, Seller shall pay to Purchaser the amount by which the Working Capital (as defined on Schedule 1.5 hereto) of the Business as set forth on the Closing Balance Sheet is less than Six Million Dollars ($6,000,000), or Purchaser shall pay to Seller the amount by which the Working Capital of the Business as set forth on the Closing Balance Sheet exceeds Six Million Dollars ($6,000,000), as the case may be. The amount of the payments described in this Section 1.5 shall be paid by Seller to Purchaser, or by Purchaser to Seller, as the case may be, with interest thereon from the Closing Date to the date of such payment, calculated at a rate equal to the "Prime Rate" quoted by the Chase Manhattan Bank, N.A., New York, New York (the "Chase Prime Rate") on the Closing Date, in immediately available funds remitted by wire transfer to a bank account designated by the payee thereof. The parties understand and agree that the adjusted purchase price mechanism described in these Sections 1.3 through 1.5 is not intended to apply to disputes or questions regarding the Reference Balance Sheet or the preparation thereof; which disputes or questions instead shall be evaluated under the terms of
Article III (to the extent such provisions of Article III apply).

            1.6   Post-Closing Payments Related to Owned Real Property:

                      (a) In addition to the foregoing, the parties agree to the following one-time post-Closing payment. In the event that during the first three (3) years following the Closing Date (the "Subject Period"): (i) General Motors vacates more than ten percent (10%) in the aggregate or more of the Owned Real Property ("Event 1"); or (ii) notwithstanding Purchaser's commercially reasonable efforts to the contrary, and without otherwise expressly compensating Purchaser in exchange for such reduction, General Motors reduces the amount of aggregate annual rent it currently pays to MegaTech, ("Event 2"), Seller shall make a payment to Purchaser within ten (10) days of the end of the Subject Period in immediately available funds in an amount equal to the lesser of: (w) fifty percent (50%) of the amount by which rent received by MegaTech on account of the Owned Real Property during the Subject Period is less than the sum of lease payments made (or principal and interest payments made in the event Purchaser elects to obtain third party financing of the Owned Real Property) and, subject to subsection (b) below, operating expenses incurred by MegaTech on account of such Owned Real Property during such period and (x) a payment cap calculated as follows: (i) in the case of Event 1, the cap amount shall be Three Million Dollars ($3,000,000) if Event 1 occurs within the first year of the Subject Period, Two Million Dollars ($2,000,000) if Event 1 occurs within the second year of the Subject period, and One Million Dollars ($1,000,000) if Event 1 occurs within the third year of the Subject Period; (ii) in the case of Event 2, the cap amount shall be Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) if Event 2 occurs within the first year of the Subject Period, One Million Five Hundred Thousand Dollars ($1,500,000) if Event 2 occurs within the second year of the Subject Period, and Seven Hundred Fifty Thousand Dollars ($750,000) if Event 2 occurs within the third year of the Subject Period.

                      (b) Purchaser acknowledges and agrees that upon the occurrence of either Event 1 or Event 2, as the case may be, it will develop and execute a plan for reducing operating costs associated with the Owned Real Property so as to minimize the shortfall, if any, between rents received by MegaTech and lease payments and operating costs incurred. Purchaser shall submit such cost reduction plan within thirty (30) days of the occurrence of Event 1 or Event 2, as the case may be. In addition, Purchaser shall have a duty to mitigate any loss in rental income resulting from a total or partial vacation of the Owned Real Property by General Motors, by using commercially reasonable efforts to re-lease any vacant office space. All rental income generated from such re-leasing (net of all associated expenses) shall be applied to MegaTech's total rent received on account of the Owned Real Property in determining the amount of any payment under subsection (a) above. In addition to the foregoing and subject to Purchaser's reasonable confidentiality requirements, Purchaser agrees to provide Seller with copies of all correspondence between itself, MegaTech, and General Motors relating to the occurrence, negotiation and/or resolution of Event 1 or Event 2, as the case may be.


                                  ARTICLE II
                                Closing Matters

            2.1 The Closing: The purchase and sale (the "Closing") contemplated under this Agreement shall take place at the offices of Johnson Controls, Inc., located at 49200 Halyard Drive, Plymouth, Michigan 48170, or at such other place as the parties shall mutually agree upon, at 10:00 A.M. local time on December 22, 1998, or such earlier or later date as the parties shall mutually agree upon. The date the Closing takes place is herein referred to as (the "Closing Date").

                    (a) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Purchaser shall deliver to Seller (i) by wire transfer to a bank account designated in writing by the Seller immediately available funds in an amount equal to the Closing Payment, (ii) certified copies of resolutions duly adopted on or prior to the date hereof by Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the Related Documents, (iii) certified copies of Purchaser's certificate of incorporation and by-laws, (iv) a certificate of the Secretary or an Assistant Secretary of Purchaser as to the incumbency of the officer(s) of Purchaser (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Related Documents, (v) a short-form certificate of good standing of Purchaser, certified by the Secretary of State of Purchaser's state of incorporation as of a date not more than thirty (30) business days prior to the Closing Date, and (vi) such other certificates and instruments that the Seller and its counsel may reasonably request.

                     (b) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Seller shall deliver or cause to be delivered to Purchaser (i) certificates evidencing the Shares, with appropriate stock powers and requisite tax stamps attached and properly signed, in form suitable for the transfer of such Shares to Purchaser, (ii) certified copies of resolutions duly adopted on or prior to the date hereof by the board of directors of Seller and MegaTech, authorizing the execution, delivery and performance of this Agreement and the Related Documents, to the extent each is a party hereto or thereto, (iii) certified copies of the certificate of incorporation and by-laws of Seller and MegaTech, (iv) a certificate of the Secretary or an Assistant Secretary of Seller and MegaTech as to the incumbency of the officer(s) (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Related Documents, (v) a short form certificate of good standing of Seller and MegaTech, certified by the Secretary of State of the State of Michigan as of a date not more than thirty (30) business days prior to the Closing Date, and (vi) such other certificates and instruments that Purchaser and its counsel may reasonably request.

            2.2 Resignations: At the Closing, Seller shall cause all directors and officers of MegaTech to resign or to be removed as directors and officers thereof.


                                  ARTICLE III
                   Representations and Warranties of Seller

            Seller represents and warrants to Purchaser as follows:

            3.1   Organization and Authority:

                      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Michigan, and Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and all other agreements, instruments and documents to be delivered in connection with the transaction contemplated hereby (the "Related Documents") and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

                      (b) MegaTech is a corporation duly organized, validly existing and in good standing under the laws of Michigan, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the Business conducted by it makes such qualification necessary (which are set forth on Schedule 3.1(b). MegaTech does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions set forth on
Schedule 3.1(b).

            3.2 Authorization of Shares: On the date hereof, the authorized capital stock of MegaTech consists of 200,000 authorized shares of common stock, $.50 par value, of which 124,705 shares (the "Shares") are issued, outstanding and owned by the Seller. All the Shares have been validly issued and are fully paid and non-assessable and are owned, beneficially and of record, by Seller free and clear of pre-emptive rights of any kind. The Shares are free and clear of all claims, liens, encumbrances, security interests, charges or restrictions on transfer (each, an "Encumbrance"), and, upon the delivery of and payment for the Shares at the Closing, Purchaser will acquire good and valid title to the Shares, free and clear of all Encumbrances. There are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of MegaTech.

            3.3 Subsidiaries: Except as indicated in Schedule 3.3, neither MegaTech nor the Business currently owns any capital stock or other proprietary interest, directly or indirectly, in any corporation or other entity. The subsidiaries noted on Schedule 3.3 are referred to in this Agreement as the "Subsidiaries."

            3.4 Corporate Action; No Conflict: The execution and delivery by Seller and MegaTech of this Agreement and the Related Documents and Seller's and MegaTech's performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of Seller and MegaTech (as the case may be). This Agreement has been duly and validly executed and delivered by Seller and MegaTech and is, and each of the Related Documents when executed and delivered by Seller in accordance with its terms will be, the valid and binding obligation of such party, enforceable against such party in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally. Neither the execution, delivery or performance by Seller or MegaTech of this Agreement or any of the Related Documents, nor the consummation by Seller or MegaTech of the transactions contemplated hereby or thereby, nor compliance by Seller or MegaTech with any provision hereof or thereof will (i) conflict with, result in a breach of or otherwise violate any provision of the charter or by-laws of Seller or MegaTech, (ii) require any consent, waiver, approval, authorization or permit of, or filing with or notification to any federal, state, county, local or foreign governmental or regulatory authority, agency or commission, including courts of competent jurisdiction and arbitration tribunals, or of any third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, financing commitment, Encumbrance, license, government registration, contract, lease, agreement or other instrument or obligation to which MegaTech or Seller is a party or by which any of their respective property or assets may be bound, or
(iv) violate any provision of law, statute, rule or regulation, or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority.

            3.5  Financial Statements:

                      (a) Set forth in Schedule 3.5 hereto is an pro-forma unaudited balance sheet of the Business as at August 22, 1998 (the "Reference Balance Sheet") and related unaudited statements of income of the Business for the eight (8) month period then ended. Such financial statements are collectively referred to herein as the "Financial Statements". The Financial Statements have been prepared from the books and records of the Business, and have been prepared in accordance with Seller's Accounting Principles as set forth in attached Schedule 3.5.

                      (b) The Financial Statements are true, complete and correct in all material respects as of the date and for the period stated above, and fairly present the properties, assets, financial position and results of operations of MegaTech as of the date and for the period stated above, consistent with Seller's Accounting Principles.

                      (c) Except as set forth on Schedule 3.5(c), since the date of the Financial Statements (i) there have not been any changes in the business, properties, financial position, results of operations or net worth of MegaTech which have had a Material Adverse Effect on the Business (as hereinafter defined.) Except as set forth on Schedule 3.5(c), since the date of the Financial Statements, MegaTech has incurred no material liabilities except for
(i) liabilities that are timely reflected in the Financial Statements, (ii) contractual and other obligations of performance (other than obligations arising by reason of a default in performance) not required to be reflected in the Financial Statements under Seller's Accounting Principles, and (iii) liabilities incurred in the ordinary course of business, consistent with past practice. Except as reflected on Schedule 3.5(c), to Seller's Knowledge, the Business has incurred no material contingent liabilities that are not properly reflected on the Financial Statements in accordance with Seller's Accounting Principles.

                      (d) Except as set forth on Schedule 3.5(c) hereto, since the date of the Financial Statements the business affairs of MegaTech have been conducted substantially in the same manner as theretofore conducted, and in the ordinary course of business, and specifically, without limiting the generality of the foregoing, neither MegaTech nor Seller has

                          (i) amended MegaTech's Certificate of Incorporation or
Bylaws;

                          (ii) redeemed or otherwise acquired any shares of its
capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock of MegaTech;

                          (iii) sold, leased, licensed or otherwise disposed of,
or agreed to sell, lease, license or otherwise dispose of, any interest in any of the assets of the Business that are material, individually or in the aggregate, to MegaTech, except for sales of inventory in the ordinary course of business consistent with past practice;

                          (iv) permitted, allowed or subjected any of the assets
or Owned Real Property to any mortgage, pledge, security interest, Encumbrance or lien or suffered such to be imposed, except for Permitted Liens;

                          (v) entered into any new agreement that would be
included within the definition of Material Contracts except as listed on
Schedule 3.9 hereto or amended in a material manner any of the Material Contracts except as disclosed on Schedule 3.9.

            (e) To the extent that any assets have been transferred out of Megatech or the Business, since the date the Seller was acquired by Johnson Controls, Inc., any liabilities associated with such assets have also been transferred and Megatech has retained no such liability.

            (f) For purposes of this Agreement, a Material Adverse Effect on the Business shall mean a negative impact in excess of One Hundred Fifty Thousand ($150,000) Dollars on the EBIT of the Business for calendar year 1998.

            3.6  Tax Matters:

                          (a) Except as may be reflected in, or otherwise
provided or accounted for or identified in the Closing Balance Sheet: (a) all returns, reports and declarations of every nature required to be filed with respect to Taxes by or on behalf of MegaTech (either separately or as part of a consolidated group) prior to the Closing Date have been timely filed. All Taxes relating to any period ending prior to, on or as of, the Closing with respect to MegaTech shall have been either paid or fully accrued for as of or prior to, the Closing Date. These returns, reports and declarations are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby, and there is no deficiency with respect to any tax period ending prior to, on or as of, the Closing. MegaTech has not been advised in writing or to the Knowledge of Seller, orally by any tax authority of any such issue or question relating to any return, report or declaration that if determined adversely to MegaTech, would result in the assertion of any deficiency for any Tax in connection therewith. The Seller has neither agreed to or is bound by an extension or waiver of the statute of limitations relating to the assessment and/or collection of any Tax. The federal tax returns of MegaTech have been audited by the Internal Revenue Service through 1994. MegaTech has withheld or collected from each payment made to employees or otherwise in connection with services rendered the amounts of all taxes required to be withheld or collected therefrom, and MegaTech has paid all such taxes when due to the proper tax officials.

                          (b) "Taxes" (and individually, "Tax") means all taxes
including, without limitation, all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, Michigan Single Business taxes, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority.

            3.7  Real Property:

                          (a) Schedule 3.7(a) sets forth a list of all real
property owned by MegaTech ("Owned Real Property"). Except for the Owned Real Property, Seller does not own any real property or interest therein. Except for Permitted Liens (as defined on Schedule 3.7(a)) and the other matters listed on
Schedule 3.7(a) (collectively, the "Permitted Owned Real Property Exceptions") none of which materially interferes with the present use of the Owned Real Property, Seller has good and marketable title to the Owned Real Property, free and clear of all Encumbrances or other matters affecting title.

                          (b) Schedule 3.7(b) sets forth a true and complete
list of all real property leased by or from MegaTech (the "Leased Real Property"), true and complete copies of leases related thereto having been provided by Seller to Purchaser (the "Real Property Leases"). Except as set forth on said Schedule 3.7(b): (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable thereunder by MegaTech are current and (ii) no notice of default by MegaTech or termination under any Real Property Lease is outstanding, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute such a default or termination event or condition.

                          (c) Schedule 3.7(c) lists by street address all real
property previously owned, leased or used by MegaTech or in which MegaTech had an interest since January 1, 1987 (the "Prior Properties").

                          (d) All of the land, buildings, structures and other
improvements used by MegaTech in the conduct of its business are included in the Owned Real Property or the Leased Real Property. To Seller's actual knowledge, and without due inquiry, the Owned Real Property and the Leased Real Property are serviced by sufficient electrical and other public utilities for the Business as presently conducted. No governmental authority having jurisdiction over the Owned Real Property or the Leased Real Property has given any notice of a possible future imposition of assessments affecting such property or the exercise of the power of eminent domain.

            3.8 Tangible Assets other than Owned Real Property: Other than Owned Real Property, which is the subject of Section 3.7(a) hereof, MegaTech has good, valid and marketable title to all the tangible assets and personal property used in the conduct of the Business, free and clear of all encumbrances, except for Permitted Liens (as defined on Section 3.7(a)), none of which materially detract from or interfere with the use of the assets, and those tangible assets subject to leases as set forth on Schedule 3.9, with respect to which MegaTech has a valid leasehold interest or other legal right to use. Except as set forth on
Schedule 3.8, all tangible assets and personal property owned or used by MegaTech are situated at the business premises of MegaTech.

            3.9 Contracts: Except for those contracts listed on Schedule 3.9 (the "Material Contracts"), there are no contracts, agreements (including, without limitation, agreements relating to employment), guarantees of payment or performance, licenses, leases of personal property or conditional sales contracts relating to or affecting the Business which extend beyond the Closing Date, other than (i) purchase orders and sales orders entered into in the ordinary course of business whereby MegaTech is obligated to buy or sell less than $50,000 in invoice value of goods or services, and (ii) contracts for the sale of goods or services by MegaTech which by their terms terminate or are unconditionally terminable by MegaTech without penalty within ninety (90) days after the date hereof and which individually involve a commitment for less than $75,000, except as set forth on Schedule 3.9. All contracts to which MegaTech is a party (including, without limitation, the Material Contracts) are valid and binding obligations of MegaTech, and to the Knowledge of Seller, of the respective counterparties thereto, in accordance with their respective terms, and neither MegaTech nor Seller has taken any action or omitted to take any action which would constitute a breach of or default in any provision of any such contracts, or which would permit the acceleration or termination of any obligation. To the actual knowledge of John Barth, Stacy Fox, and David Berg, no information has been brought to the attention of Seller or Megatech which has caused any of them to believe that any customer or supplier intends to alter, in any materially adverse respect, the amount of such customer's or supplier's dealings with MegaTech. Seller has provided to Purchaser true and complete copies of all Material Contracts.

            3.10 Litigation: Except as set forth on Schedule 3.10, there are no claims, demands, actions or suits pending or, to the Knowledge of Seller threatened, and to the Knowledge of Seller, there are no pending or threatened investigations, against MegaTech or against Seller affecting the Business, or in connection with the transactions contemplated by this Agreement.

            3.11 Compliance with Law: Except as listed on Schedule 3.11 or as disclosed in Section 3.10 above, MegaTech is not in violation of any foreign, federal, state or local law, statute, regulation or order applicable to the operation of the Business. MegaTech is not subject to any judicial governmental or administrative order, judgment or decree. To the Knowledge of Seller, MegaTech has obtained all governmental and third party licenses, permits, approvals, authorizations, exemptions and certifications necessary to the conduct of its business or ownership of its properties. This Section 3.11 does not relate to environmental matters, it being the intent of the parties that the only section relating to environmental matters shall be Section 3.12.

            3.12  Environmental Matters:

                          (a) Except as set forth on Schedule 3.12, the Business
is in compliance with all Environmental Requirements as such Environmental Requirements are applied to MegaTech's current use of the Owned Real Property and Leased Real Property. "Environmental Requirements" shall mean all federal, state and local statutes, regulations, and ordinances concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date. MegaTech has utilized, handled, stored, delivered for disposal, disposed of and transported all wastes, whether hazardous or not, in compliance in all material respects with Environmental Requirements, and so as not to contaminate the Owned Real Property or Leased Real Property or any other properties and so as not to give rise to any reporting, remediation or clean-up obligation under any Environmental Requirements.

                          (b) Except as set forth on Schedule 3.12, the Business
has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or its facilities arising under Environmental Requirements.

                          (c) Schedule 3.12 hereof constitutes a list of all
reports, records, data, site assessments and other documents in MegaTech's or Seller's possession that concern the environmental condition of the Owned Real Property or Leased Real Property or MegaTech's compliance with, or liability under, Environmental Requirements. Seller has delivered all such material to Purchaser.

                          (d) This Section 3.12 contains the sole and exclusive
representations and warranties of Seller with respect to any environmental matters, including without limitation any arising under any Environmental Requirements. Except as expressly set forth in Article VII of this Agreement, Purchaser hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller, and hereby releases Seller from any claim, demand or liability, regarding any such environmental matter based on law or equity (including any arising under any Environmental Requirements and including any arising under the Comprehensive Environmental Response Compensation and Liability Act, any analogous state or foreign law, or the common law).

            3.13 Intellectual Property: Except as set forth in Schedule 3.13:

                          (a) MegaTech owns, possesses, is licensed or otherwise
has the right to use, free of any liens or restrictions, the patents, trademarks and trade names listed on Schedule 3.13 (the "Intellectual Property"). To the Knowledge of Seller, other than as set forth on Schedule 3.13 there is no intellectual property owned or controlled by any third party which is necessary to conduct the business as presently conducted. To the Knowledge of Seller, there is no default with respect to the terms under which any Intellectual Property is used by MegaTech, and to the Knowledge of Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

                          (b) Seller has received no written notice from a third
party that any product or service manufactured, marketed, distributed or sold or proposed to be manufactured, marketed, distributed or sold by the Business violates or will violate any license, use, right or infringes or will infringe any rights of any other person, and Seller has no knowledge of any basis for any such claim; and there is no pending or, to the Knowledge of Seller, threatened claim against Seller or the Business contesting the validity of or right to use any of the Intellectual Property.

            3.14 Labor and Employment Matters:

                          (a) Except as disclosed on Schedule 3.14(a) ("Labor
Matters"), (i) neither Seller nor MegaTech is a party to or subject to any collective bargaining agreement with any labor organization with respect to any operations of the Business; (ii) there are no agreements or representation questions with labor unions or associations representing employees of the Business; and (iii) since January 1, 1997, there have been no current strikes, slowdowns picketing, work stoppages or other occurrences, events or conditions of a similar character in which any of said employees have participated.

                          (b) Schedule 3.14(b) sets forth the name, position and
annual salary of all salaried employees of MegaTech receiving compensation (including bonuses, commissions and other compensation) in excess of Seventy Thousand Dollars ($70,000) per year. MegaTech has complied with all applicable laws affecting employment and employment practices (including, without limitation, laws relating to immigration into the United States) and terms and conditions of employment and wages and hours. Except as set forth on Schedule 3.14(b), no employees of MegaTech have employment agreements which provide for employment on other than an at-will basis. Neither Seller nor MegaTech have received notice from any of the employees listed on Schedule 3.14(b) (the "Key Employees") that he or she intends to terminate his or her employment.

            3.15 Employee Benefit Plans.

                          (a) Schedule 3.15(a) lists all of the employee benefit
plans (other than multi-employer plans) currently maintained or contributed to with respect to active or retired employees of the Business (the "Benefit Plans"). Seller has delivered to Purchaser true and complete copies of each Benefit Plan. Except as disclosed on Schedule 3.15(a), there are no Benefit Plans which require the provision of Welfare Benefits to retirees of MegaTech or their dependants.

                          (b) All Benefit Plans which are "employee benefit
plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) are in compliance in all material respects with the applicable requirements of law, including ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). No Reportable Event under ERISA (as defined therein) has occurred with respect to any Benefit Plan, and there exists no condition or set of circumstances which would result in a Reportable Event. With respect to each Benefit Plan that is intended to be a funded plan, the value of all accrued benefits under such Benefit Plan is fully funded by the assets of such Plan.

                          (c) Each Benefit Plan which is intended to qualify
under Section 401(a) of the Code has received a favorable determination letter that it is so qualified and that its trust is exempt from taxation, and Seller is not aware of any facts which would cause such favorable determination letters to be revoked. No Benefit Plans that are intended to qualify under Section 401(a) of the Code and that cover employees of the Business have been terminated since January 1, 1993.

                          (d) Neither Seller nor MegaTech maintains or
contributes to and neither has maintained or contributed to a Benefit Plan subject to Title IV of ERISA (including a "multiemployer" plan as such term is defined in Section 4001(a) of ERISA) with respect to employees of the Business. MegaTech has no liablity, and none of the assets of MegaTech are actually or potentially subject to the imposition of a lien, under Sections 4062, 4063, 4064, 4068, 4069 or 4201 of ERISA. To Seller's Knowledge, there has not occurred any prohibited transaction within the meaning of Section 406 of ERISA and
Section 4975 of the Code that would result in liability to MegaTech or that relates to MegaTech's assets.

            3.16 Representations and Warranties as to Subsidiary: Except as set forth in Schedule 3.16 or on another Schedule hereto, each of the representations and warranties contained in Sections 3.1(b), 3.3, 3.6, 3.9, 3.13, 3.14, 3.15, 3.17 and 3.18 of this Agreement are made by Seller with respect to each of the Subsidiaries, with the exceptions and other applicable disclosures noted on Schedule 3.16. The representations contained in Section 3.2 of this Agreement are also made with respect to the Subsidiary, but only to the extent consistent with the fact that such Subsidiary is a non-stock corporation.

            3.17 Governmental Approvals of Agreement: No approval of or filing with any governmental entity which has not already been obtained is necessary to authorize the execution and delivery of this Agreement and the Related Documents by Seller or MegaTech or the consummation of the transactions contemplated herein and therein by Seller and MegaTech.

            3.18 Disclosure and Material Facts: Neither this Agreement nor any Schedule attached hereto contains any untrue statement of a material fact or intentionally omits to state a material fact necessary in order to make the factual statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE IV
                  Representations and Warranties of Purchaser

            Purchaser represents and warrants:

            4.1 Organization and Authority: Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, to execute and deliver this Agreement and the Related Documents and to perform the obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

            4.2 Corporate Action; No Conflict: The execution, delivery and performance by Purchaser of this Agreement and the Related Documents to be delivered by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and is, and each of the Related Documents when executed and delivered by Purchaser in accordance with its terms will be, the valid and binding obligation of Purchaser, enforceable in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally. Neither the execution, delivery or performance by Purchaser of this Agreement or any Related Document, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any provision hereof or thereof will (i) conflict with or result in a breach of any provision of the charter or by-laws of Purchaser or (ii) violate any provision of law, statute, rule or regulation or any order, writ, injunction, permit, judgment or decree of any court or other governmental or regulatory authority applicable to Purchaser.

            4.3 Funding of Purchase Price: Purchaser currently has and will continue to have funds available sufficient to pay the Purchase Price.

            4.4 Acquisition of Shares for Investment: The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser will not offer to sell or otherwise dispose of the shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any comparable state law.

            4.5 Governmental Approvals of Agreement: No approval of or filing with any governmental entity which has not already been obtained is necessary to authorize the execution and delivery of this Agreement and the Related Documents by Purchaser or the consummation of the transactions contemplated herein and therein by Purchaser.


                                   ARTICLE V
                               Employee Matters

            5.1 Excluded Employees: The parties acknowledge that the former MegaTech employees listed on Schedule 5.1 hereto have been transferred to other affiliates of Seller prior to the Closing Date (the "Excluded Employees"), and that it is the intent of the parties that such Excluded Employees shall remain with the Seller following the Closing Date, rather than being be transferred with the Business.


                                   ARTICLE VI
                        Further Covenants and Agreements

            6.1 Retention of Records: Purchaser shall maintain in an orderly manner, and shall not dispose of, the books and records and other financial data relating to the Business during the six year period beginning with the Closing without Seller's consent. During such period, Purchaser shall provide Seller with reasonable access, upon reasonable notice to such books and records and other financial data of the Business. Following the expiration of such six-year period, Purchaser may dispose of the books and records at any time without notice to Seller.

            6.2 Transition Services and Other Ongoing Support: For a specified period of time following the Closing, Seller and Purchaser agree to provide to one another such support services as are set forth in the Transition Services Agreement being executed as of the Closing Date.

            6.3 Further Assurances: From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's right, title and interest to the Shares, and otherwise carry out the transactions contemplated by this Agreement.

            6.4 Right of First Refusal on Additional Real Property: Seller hereby grants Purchaser a right of first refusal to purchase the land and buildings comprising 1953 and 1987 Concept Drive, Warren, Michigan (the "Additional Property"), under the following terms. If Seller at any time following execution of this Agreement, receives bona fide offer from a third party to purchase the Addtional Property (a "Purchase Offer"), and if any such Purchase Offer is acceptable to Seller, then Seller agrees to notify Purchaser in writing, giving the name and address of the offeror, and the price, and terms in writing, of such Purchase Offer, and Purchaser shall have thirty (30) days from and after the receipt of such notice from Seller in which to elect to enter into a purchase transaction with Seller, on the terms contained in the Purchase Offer. In the event that Purchaser elects to exercise its right of first refusal hereunder, it may do so by Purchaser shall be subject to an additional sixty
(60) day due diligence review period for Purchaser to conduct such additional due diligence on the Additional Property as it deems appropriate. Based upon such due diligence, Purchaser shall have a one-time right, within the sixty (60) day period to revoke its election to purchase providing Seller written notice of its election ("Exercise Notice"). Such election by hereunder. Such revocation shall nullify this right of first refusal, and Seller shall thereafter be free to sell the Additional Property at any time in the future on such terms and conditions as it deems appropriate. The closing of the purchase by Purchaser shall take place on a mutually agreed upon date, not later than thirty (30) days following receipt by Seller of the Exercise Notice. Seller shall deliver title to the Additional Property by warranty deed, subject to all exceptions and restrictions of record. The purchase price shall be payable in cash upon conveyance of title in accordance with this Section 6.4.

            6.5  Confidentiality:

                           (a) Seller acknowledges that MegaTech's trade
secrets, private or secret processes, and know-how as they currently exist and other information concerning products, services, developments, technical information, sales activities, pricing, marketing, credit and financial data, and information concerning customers are MegaTech's valuable, special and unique assets, access to and knowledge of which have been gained by virtue of Seller's ownership of MegaTech. Subject to the limitations set forth below, Seller agrees that all such information shall be considered confidential information of MegaTech ("MegaTech Information"). Seller agrees that from and after the Closing, Seller and its affiliates will not disclose any MegaTech Information for any reason or purpose whatsoever or for the benefit of any person or entity under any circumstances except that any such MegaTech Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 6.5(a). The foregoing restrictions shall not apply to any such information that is generally available to the public on the Closing Date, or thereafter becomes generally available to the public other than as a result of a breach of this Section 6.5(a).

                           (b) Purchaser agrees that, after the Closing Date,
Purchaser shall, and shall use all reasonable efforts to cause their respective directors, officers, employees, advisors and affiliates to, keep the Seller Information (as defined below) confidential following the Closing Date, except that any such Seller Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 6.5(b). For purposes of this Agreement, the term "Seller Information" shall mean all trade secrets, private or secret process and know-how, other than information that relates exclusively to the Business (and not to Seller or any other business of Seller) and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this
Section 6.5; and (ii) the terms of this Agreement.

            6.6 Covenant Not to Compete: (a) In consideration of the benefits to Seller hereunder and in order to induce Purchaser to enter into this Agreement, Seller hereby covenants and agrees that for a period of seven (7) years after the Closing Date (the "Restricted Period"), Seller shall not, and shall cause its affiliates to not, directly or indirectly, anywhere in North America, engage in, conduct, manage, operate or control, or participate, in any manner whatsoever, or whether or not for profit, in the ownership, investment, management, operation or control of, any business which competes with the Business as it is conducted as of the Closing Date, except that this non-compete obligation shall not apply as follows:

                         (i) Passive ownership of not more than 5% of the issued
and outstanding shares of a class of securities of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market shall not be deemed ownership of the issuer of such shares for the purposes of this Section;

                         (ii) The provisions of this Section 6.6 shall not
preclude Seller from acquiring control of an entity which has as a portion of its business (constituting no more than twenty percent (20%) of the revenues of such business) which competes with the Business (the "Competing Business"), but which primarily is engaged in other lines of business; provided further, however, that in the event Seller directly or indirectly acquires such a Competing Business during such period, then whatever entity has acquired such Competing Business either shall (i) limit the Competing Business solely to the production of competing products which the Competing Business was obligated to produce pursuant to contracts which were entered into prior to, and not in anticipation of such acquisition, it being understood and agreed that the Competing Business will not renew any such contract upon expiration of the term or any extended term in effect at the time of such acquisition or (ii) discontinue the Competing Business or dispose of the Competing Business to a non-affiliated entity within eighteen (18) months of the date of such acquisition. In connection with any such disposition, Seller agrees to discuss, in good faith, the possibility of selling such Competing Business to Purchaser, prior to taking any definite action with another third party regarding such disposition.

                         (iii) Engineering and design services provided directly
by Seller or one of its affiliates to its customers in connection with any automotive system or component program for which Seller, or one of its affiliates, is attempting to become the designated supplier of systems or components for such program; and

                         (iv) the business currently conducted by Easi-Meg.

                       (b) Seller agrees that during the Restricted Period, neither Seller nor its affiliates will directly or indirectly induce employees of MegaTech to engage in any activities hereby prohibited to Seller and its affiliates or to terminate their employment with MegaTech.

                       (c) It is expressly understood and agreed that although Seller and Purchaser consider the restrictions contained in each of clauses (a) through (b) above to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of MegaTech, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 6.6 is an unenforceable restriction on the activities of Seller, the provisions of this Section 6.6 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 6.6 or any remedy provided in clause (d) of this Section 6.6 is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

                       (d) Seller acknowledges and agrees that Purchaser's remedy at law for a breach or threatened breach of any of the provisions of
Section 6.6 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Seller of any of the provisions of Section 6.6, Seller agrees that, in addition to its remedy at law, Purchaser, without posting any bond, shall also be entitled to obtain, and Seller agrees not to oppose a request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing, in addition, any other remedies available to it for such breach or threatened breach.

                       (e) Seller hereby acknowledges, without extending the geographic scope of the foregoing non-compete obligations, that it has no present intent to expand the activities of its MegaTech subsidary in Europe to include the delivery of contract engineering and design services to third parties (other than to its affiliates or consistent with Section 6.6(a)(iii)) in Europe. Further, Seller acknowledges and agrees that, for the Restricted Period, it will not, without the prior written consent of Purchaser, acquire a stand-alone contract engineering and design business enterprise in Europe for the purpose of continuing such business as a contract engineering and design supplier. Purchaser acknowledges that Seller may acquire a business enterprise in Europe which includes, among its lines of business, the delivery of contract engineering and design services to third parties. In the event of any such acquisition, and without hereby creating any obligation on the part of Seller to divest any such line of business, Seller agrees that in the event of any such acquisition, it will notify Purchaser of the acquisition, and will discuss with Purchaser, in good faith, the prospect of selling such line of business to Purchaser.

            6.7 Preferred Supply of Engineering Services: In further consideration of the transaction contemplated by this Agreement, Johnson Controls, Inc. ("JCI") shall designate Purchaser as its preferred exclusive supplier of JCI's requirements for outsourced engineering and design services on terms set forth in the Supply Agreement ("Supply Agreement") executed as of the Closing Date.

            6.8 Advisory Board: Seller and Purchaser shall establish and maintain during the term of the Supply Agreement, an advisory board consisting of senior representatives of Purchaser and of the JCI purchasing and engineering functions (the "Advisory Board"). The purpose of the Advisory Board will be to improve the relationship between JCI and Purchaser, and to encourage additional business opportunities for Purchaser, MSX International, Inc., and MegaTech going forward.

            6.9 Interest in Easi-Meg: Purchaser and Seller agree that as soon following the Closing Date as is reasonably practical, Easi-Meg and Purchaser shall meet to review the opportunity for Purchaser to acquire Seller's interest in Easi-Meg.

            6.10 Cash and Cash Equivalents: The parties acknowledge that all cash and cash equivalents ("Cash") and all Taxes (except to the extent of any accruals therefor in the Reference Balance Sheet) related to any period prior to the date of the Reference Balance Sheet have been excluded from the Reference Balance Sheet, and further acknowledges that Cash and Taxes related to any period prior to the Effective Date are to be excluded from the Business as of the Effective Date, except to the extent of any accruals on the Closing Balance Sheet.

            6.11 Certain Intercompany Agreements: The parties acknowledge and agree that the Intercompany Agreements listed on Schedule 6.11 ("Intercompany Contracts") hereto shall be terminated as of the Closing Date, and upon termination, MegaTech shall have no further obligations or liabilities thereunder.

            6.12 Cooperation of Accountants: Seller shall assist Purchaser, at Purchaser's expense, in obtaining from Seller's accountants such financial statements, consents, opinions or other documents as may be reasonably necessary for Purchaser to fulfill financial disclosure and reporting obligations in the future.

            6.13 Bank Accounts: Seller will cooperate in all reasonable respects with Purchaser to ensure that the MegaTech bank accounts set forth on Schedule
6.13 ("Bank Accounts") continue to be available for the sole use and benefit of MegaTech and Purchaser following the Closing.

            6.14 Name Change: Following the Closing, and subject to the following sentence, Seller agrees not to use the name "MegaTech" in connection with any of its or its affiliates' activities, anywhere in the world. Seller agrees to discontinue use of the MegaTech name in Europe, and change the name of its affiliates in Europe to another name dissimilar to the name "MegaTech" within six (6) months following Closing.

            6.15 Preparation of Tax Returns: Seller will be responsible for preparing MegaTech's 1998 tax returns. Purchaser shall provide such assistance, and grant Seller such access to MegaTech's books and records as necessary to satisfy this covenant. Purchaser shall be given a reasonable opportunity to review and approve the tax returns.

            6.16 Collection of Accounts Receivable: To the extent that any accounts receivable of the Business as of the Closing Date remain outstanding ninety (90) days after the Closing Date, Seller shall use its reasonable best efforts to assist Purchaser and MegaTech in collecting such receivables including, to the extent requested by Purchaser, by contacting MegaTech's customers regarding such receivables.


                                  ARTICLE VII
                  Survival of Representations and Warranties;
                               Indemnification:

            7.1 Survival of Representations and Warranties: Except as specifically set forth in this Section, none of the representations and warranties in this Agreement shall survive the Closing. In accordance with the foregoing, (i) the representations and warranties contained in Sections 3.1 through 3.4 shall survive the Closing without termination, (ii) the representations and warranties contained in Sections 3.5, 3.7, 3.8 (except as hereafter provided), 3.9, 3.10, 3.11, 3.13, 3.14, 3.16, 3.17 and 3.18 shall survive for a period Two Hundred Seventy (270) days following the Closing Date;
(iii) the representations and warranties contained in Section 3.6 shall survive until the expiration of the applicable statute of limitations with respect to the matters referenced in such section; (iv) the representations and warranties contained in Section 3.15 hereof shall survive for a period of five (5) years following the Closing Date; (v) the representations and warranties contained in
Section 3.12 shall survive for a period of One (1) year from the Closing Date; and (vi) the representations and warranties related to title contained in
Section 3.8 shall survive for a period of one (1) year from the Closing Date. All of the covenants and agreements contained in this Agreement shall, unless otherwise expressly so provided, survive the Closing in accordance with their own terms. Purchaser acknowledges that neither of the Seller nor MegaTech, nor any other person or entity acting on behalf of Seller or any affiliate of Seller, (i) has made any representation or warranty express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the Business or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, in each case, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in any schedules hereto. Purchaser further agrees that Seller will not have or be subject to any liability to Purchaser resulting from the distribution to Purchaser, or Purchaser's use of, the Information Memorandum prepared by Bowles Hollowell Conner & Co., dated September 3, 1998 and any information, document, or material made available to Purchaser in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement, except to the extent such information is otherwise set forth in this Agreement.

            7.2  Indemnification by Seller:

                       (a) From and after the Closing Date and subject to Purchaser's relevant notice obligation contained herein, Seller shall defend, indemnify and hold harmless Purchaser from and against any and all loss, liability, damage or expense (including reasonable legal and accounting fees and expenses and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) but excluding consequential damages, lost profits or punitive damages (individually a "Loss" and collectively "Losses"), which Purchaser actually incurs as a result of (i) a breach of representation and warranty contained in
Article III, and (ii) the matters set forth on Schedule 7.2 hereof. In addition to the foregoing, Purchaser and Seller hereby each indemnify the other against any Loss which the other actually incurs as a result of the failure of the indemnifying party to perform or observe, or have performed or observed, any covenant or agreement to be performed or observed by it under this Agreement or the Related Documents.

                       (b) The amount of any Losses incurred by Purchaser or Seller hereunder shall be reduced as follows:

                          (i) by the net amount Purchaser or Seller recovers
(after deducting all attorneys' fees, expenses and other costs of recovery) from any third party, from any insurer or other third party liable for such Losses, and

                          (ii) where and to the extent the matter at issue
giving rise to any such Losses was provided or reserved for in the Closing Balance Sheet or gave rise to the payment of a post-Closing adjustment as described in Section 1.6, or was otherwise resolved in the preparation of the Closing Balance Sheet;

                       (c) Except as otherwise provided in subsection (d) below, Purchaser or Seller (as the case may be) shall be entitled to indemnification under this Section 7.2 only (x) to the extent that the aggregate amount of such Losses (adjusted as provided in Paragraph (b) of this Section 7.2) exceeds a deductible amount of U.S. $500,000 (the "Indemnification Deductible"), in which event the Losses shall be the amount, if any, which exceeds the Indemnification Deductible; and (y) to the extent that each and any specific, individual Loss (including a series of Losses which arises from the same event, transaction or occurrence) which counts toward the Indemnification Deductible exceeds U.S. $25,000, provided the aggregate amount payable in respect of indemnification under this Section 7.2 shall not exceed a cap of U.S. $15,000,000. Notwithstanding anything to the contrary contained in this subsection (c), the Indemnification Deductible shall not apply to any claim for indemnification under this Section 7.2 which arises out of (i) the matters set forth on Schedule
7.2 ("Specific Items of Indemnification"), (ii) any breach of representations or warranties contained in Sections 3.1 - 3.4 hereof, and (iii) the failure of either party to perform or observe or have performed or observed any covenant or agreement to be performed or observed under this Agreement or the Related Documents.

                       (d) Notwithstanding any provisions to the contrary contained herein, the parties covenant and agree as follows with respect to any Notice of Claim by Purchaser hereunder relating to the representations or warranties contained in Section 3.12(a) hereof. To the extent that Purchaser elects to undertake further post-closing investigation of the Owned Real Property or Leased Real Property within the applicable survival period for
Section 3.12 set forth above, Purchaser shall select an environmental consultant from a list of consultants mutually acceptable to the parties to undertake such investigation. Purchaser shall keep Seller apprised as to the progress and results of the investigation as it proceeds and shall furnish Seller with copies of all material correspondence and work product. The full cost of such investigation shall be borne by Purchaser and such cost shall not be applied against the Indemnification Deductible. In the event that the investigation results in a delivery by Purchaser of a Notice of Claim in accordance with
Section 7.3 below, for which Seller is obligated to indemnify Purchaser hereunder, Seller shall satisfy such indemnification obligation by promptly developing a remediation work plan, acceptable to Purchaser, and undertake such remediation or other corrective actions necessary in order to bring the Owned Real Property and/or Leased Real Property into full compliance with the representations and warranties contained in Section 3.12 (the "Remediation Effort"). Purchaser may appoint such outside consultants and advisors as it deems appropriate to review Seller's work plan, and to oversee Seller's Remediation Effort. Purchaser shall be responsible for the first Fifty Thousand Dollars ($50,000) of costs related to the Remediation Effort. All the cost of the Remediation Effort in excess of Fifty Thousand Dollars ($50,000) shall be fully borne by Seller without application to the Indemnification Deductible. The costs of Purchaser's outside consultants or advisors used in connection with review and oversight of Seller's work plan, and Remediation Effort shall be applied against the Indemnification Deductible. Completion of any Remediation Effort hereunder, shall release Seller from any further obligation under this
Article VII with respect to the specific items identified in Purchaser's Notice of Claim.

            (e) The indemnity provided in this Section 7.2 shall be the sole and exclusive remedy of Purchaser with respect to any and all claims relating to the subject matter of this Agreement, except as specifically set forth in the Asset Transfer Agreement among Becker Properties, Seller and MegaTech of even date herewith (the "Asset Transfer Agreement").

            7.3  Indemnification Procedure:

                       (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the parties liable for such indemnification (each an "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). In all cases, such notice shall be given promptly upon discovery of the Loss by Purchaser in accordance with the relevant provisions of the Agreement regarding notice; provided, that the failure of any Indemnitee to give notice as provided in this Section 7.3 shall not relieve the Indemnitor of its obligations under this Article VII except to the extent such failure shall materially adversely affects the Indemnitor. A Notice of Claim shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification and the amount of the Loss claimed. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claim; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 7.3(b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended and provided further that satisfaction of any obligation with respect to Section 3.15 shall be in accordance with
Section 7.2(d). Interest shall accure on overdue payments under this Section 7.3 at the Chase Prime Rate, from the due date until the date of payment with respect to claims that are not being defended by Indemnitor or otherwise being addressed pursuant to Section 7.2(d) hereof. For claims being defended, interest shall accrue from the date of ultimate resolution of the Claim. To the extent the parties disagree as to whether any Loss or Losses are indemnifiable hereunder, such matters shall be resolved pursuant to Section 8.10 hereunder.

                       (b) With respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at it own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, at the expense and for the account of the Indemnitor, to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. Any compromise of asserted liability by the Indemnifying Party other than solely by payment of cash shall require the prior written consent of the party seeking indemnification.


                                  ARTICLE VIII
                                  Miscellaneous

            8.1 Broker Compensation: Each of the parties hereto agrees to indemnify the other against and hold the other harmless from any and all liabilities (including, without limitation, cost of counsel fees in defending against such liabilities) for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement, insofar as such claims shall be based on arrangements or agreements made or claimed to have been made by or on behalf of Seller or Purchaser, respectively.

            8.2 Expenses: Each of the parties hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the Related Documents.

            8.3 Binding Agreement: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall assign this Agreement without the prior written consent of the other party hereto, and in no event will any assignment relieve the assigning party of its obligations hereunder.

            8.4 Entire Agreement: This Agreement (including any exhibits and schedules hereto) (a) constitutes the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and the other transactions contemplated hereby, (b) supersedes all prior negotiations and oral or written understandings, if any, and (c) may not be amended or supplemented except by an instrument in writing signed by both parties hereto. Neither party makes any representation or warranty except as provided herein.

            8.5 Governing Law: This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Michigan.

            8.6 No Rights of Third Parties: Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns; nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

            8.7 Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            8.8 Headings; Table of Contents: The headings of the sections of this Agreement and the table of contents at the forepart of this Agreement are inserted for convenience only and shall not constitute a part hereof nor affect the rights of the parties hereto.

            8.9 Notices: All notices, consents, approvals or other notifications required of the parties under this Agreement shall be in writing and shall be deemed properly served if delivered personally or sent by registered or certified mail (return receipt requested), facsimile or nationally-recognized courier or overnight delivery service addressed to such other party at the address set forth below, or at such other address as may hereafter be designated by either party in writing, and shall be deemed delivered (i) five business days after being sent by mail or (ii) when actually delivered if sent by mail, facsimile, courier or overnight delivery service (or the next business day if delivered after regular business hours or on a Saturday, Sunday or holiday).

                (a)  If to Seller:

                     Becker Group, Inc.
                     c/o  Johnson Controls, Inc.
                     49200 Halyard Drive.
                     Plymouth, MI  48170
                     Attention:  Group Vice President and General Counsel
                     Facsimile:  (734) 254-6914

                (b)  If to Purchaser:

                     275 Rex Boulevard
                     Auburn Hills, MI  48326
                     Attention:
                     Facsimile:


            8.10 Dispute Resolution.

                (a) Negotiation. In the event of any dispute or disagreement between Seller and Purchaser as to the interpretation of any provision of this Agreement, the performance of obligations hereunder, or any other disputed matter, such matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, either Purchaser or Seller shall be free to exercise the remedies available to them under Section 7.10(b) below.

                (b) Arbitration. Each of the parties agrees that any dispute, controversy or claim arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in Detroit, Michigan, pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If Purchaser and Seller cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by each of Purchaser and Seller (or, if a party fails to make a choice on behalf of the AAA on behalf of such party) and the two arbitrators so chosen will select a third (or, if they fail to make a choice, by the AAA). The decision of the single arbitrator jointly selected by Purchaser and Seller, or, if three arbitrators are selected, the decision of any two of them will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. The arbitrator or arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, to the prevailing party as shall be determined by the arbitrator or arbitrators.

            8.11 Representation by Counsel; Interpretation. The Seller and Purchaser acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

            8.12 Knowledge of Seller. For the purposes of Section 3.5 hereof, the term "Knowledge of Seller" shall mean the actual knowledge of Dave Berg and John Newton after due inquiry and investigation of those individuals listed on
Schedule 8.12 hereof as to the items set forth in such Section. The term "Knowledge of Seller" as used elsewhere in this Agreement means the Knowledge of Seller's and MegaTech's directors and officers and those management on Schedule
8.12 based upon diligent exercise of their respective duties and due and reasonable investigation of the item in question.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


ATTEST:                                 MEGATECH ENGINEERING, INC.

_______________________
                                        BY________________________________


ATTEST:                                 BECKER GROUP, INC.


_______________________                 BY _______________________________



ATTEST:                                 MSX INTERNATIONAL
                                        ENGINEERING SERVICES, INC.


_______________________                 BY_______________________________




The undersigned consents to all of the terms and conditions of this Agreement and the transactions contemplated hereby, and hereby unconditionally and irrevocably guarantees the full and timely performance by Seller of its obligations under this Agreement and the Related Documents and any payments to be made pursuant hereto and thereto and the undersigned hereby waives (a) all rights of subrogation, (b) notice of acceptance or default and all other notices to which the undersigned might otherwise be entitled, and (c) all other rights which might, under principles of suretyship or guaranty law or otherwise, constitute a defense to the obligations of the undersigned.


                                        JOHNSON CONTROLS, INC.


                                        BY_______________________________






megatec12.doc
December 22, 1998